Exhibit 10



                             OPERATING AGREEMENT

                                     OF

                        FLIP CHIP TECHNOLOGIES, L.L.C.



                        Dated as of February 28, 1996



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                             TABLE OF CONTENTS
                                                                       Page

ARTICLE I                  ORGANIZATIONAL MATTERS                         1
     1.1    Organization and Name                                         1
     1.2    Registered Agent and Office                                   2
     1.3    Principal office                                              2
     1.4    Business                                                      2

ARTICLES II                      MANAGEMENT                               2
     2.1.   Executive Committee                                           2
     2.2.   Management Committee                                          4
     2.3.   Authority of the Management Committee                         5
     2.4.   Notice of Management Committee Meetings; Location;
            Waiver of Notice                                              7
     2.5.   Quorum for Management Committee Meetings; Proxies;
            Written Actions                                               8
     2.6.   Committees of the Management Committee                        9
     2.7.   Standard of Care                                              9
     2.8.   Officers of the Company                                      10
     2.9.   Indemnification                                              11
     2.10.  Additional Authority of the Management Committee;
            Selection of the Management Committee                        13
     2.11.  Residual Authority                                           14

ARTICLE III                      CAPITALIZATION                          14
     3.1.   Initial Capital Contributions                                14
     3.2.   Determination of Additional Capital Contributions            15
     3.3.   Appraisal                                                    15
     3.4.   Final Determination of Units To Be Purchased                 15
     3.5.   Payment of Additional Capital Contributions                  16
     3.6.   Interest on Capital Contributions                            16
     3.7.   Return of Capital Contributions                              16
     3.8.   Withdrawal of Capital                                        16
     3.9.   Delinquent Member                                            16

ARTICLE IV             ACCOUNTING AND REPORTS                            17
     4.1.   Books and Records and Capital Accounts                       17
     4.2.   Valuation                                                    18
     4.3.   Allocations of Federal Income Tax Items                      18
     4.4.   Allocations and Distributions With Respect to
            Additional Units                                             19
     4.5.   Tax Matters Member; Tax Elections                            20
     4.6.   Audits; Inspection of Books and Records                      20

ARTICLE V                      PROPERTY                                  20
     5.1.   Company Property                                             20
     5.2.   Method of Holding Property                                   20
     5.3.   Bank Accounts                                                21

ARTICLE VI          DISTRIBUTIONS AND COMPENSATION                       21
     6.1.   Distributions                                                21
     6.2.   No Set-Off                                                   21

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ARTICLE VII   RIGHTS AND OBLIGATIONS OF MEMBERS AND THEIR AFFILIATES     22
     7.1.   Members Not Agents                                           22
     7.2.   Restrictions on and Obligations of Members;
            Certain Actions                                              22
     7.3.   Non-Competition                                              22
     7.4.   Actions Against Other Member                                 23
     7.5    Dissociation                                                 23
     7.6    Rights of Dissociating Member                                23
     7.7    Services to DE                                               24
     7.8    Obligations of Parent                                        24

ARTICLE VIII                 ADDITIONAL MEMBERS                          24
     8.1.   Admission of Additional Members                              24
     8.2.   Transfers                                                    24

ARTICLE IX                   TRANSFER OF UNITS                           24
     9.1    General                                                      25
     9.2    Assignee Not A Substitute Member in Absence of
            Unanimous Consent                                            25
     9.3.   Rights of First Refusal                                      25
     9.4    Other Requirements for Effectiveness of Transfer             26

ARTICLE X               REPRESENTATIONS AND WARRANTY                     27
     10.1.  Representations and Warranties of DE                         27
     10.2.  Representations and Warranties of KS and Parent              28

ARTICLE XI            DISSOLUTION OF THE COMPANY                         29
     11.1.  Dissolution                                                  29
     11.3.  Rights Not Affected                                          31

ARTICLE XII                   DEFINITIONS                                31
     12.1.  Definitions                                                  31

ARTICLE XIII              GENERAL PROVISIONS                             37
     13.1.  Assignment                                                   37
     13.2.  Notices                                                      37
     13.3.  Counterparts                                                 38
     13.4.  Governing Law; Construction                                  38
     13.5.  Further Assurances                                           39
     13.6.  Waiver of Right to Partition; No Right of
            Withdrawal                                                   40
     13.7.  Binding Effect; Amendment                                    40
     13.8.  Technology Transfer                                          40
     13.9.  Specific Performance                                         40

ARTICLE XIV          ALTERNATIVE DISPUTE RESOLUTION                      41
     14.1.  Negotiations                                                 41
     14.2.  Selection of Arbitrators                                     41
     14.3.  Arbitrator Award                                             41
     14.4.  Continuing Rights and Obligations                            41
     14.5.  Injunctive Remedies                                          42

                            OPERATING AGREEMENT

                                    OF

                       FLIP CHIP TECHNOLOGIES, L.L.C.


  This Operating Agreement of Flip Chip Technologies, L.L.C., a Delaware limited liability company, is entered into as of the 28th day of February, 1996, by and among Delco Electronics Corporation, a Delaware corporation
(DE), Kulicke & Soffa Holdings, Inc., a Delaware corporation (KS) (DE and KS are each hereinafter sometimes referred to as a Member or, collectively, as the Members) and Kulicke & Soffa Industries, Inc., a Pennsylvania corporation (Parent).


                               R E C I T A L S

  WHEREAS, DE owns certain technology which DE utilizes for the bumping of wafers using its flex-on-cap process.

  WHEREAS, Parent has organized KS for the purpose of entering into this Agreement.

  WHEREAS, DE is willing to enter into this Agreement only if Parent is jointly and severally liable for the obligations and liabilities of KS.

  WHEREAS, DE and KS desire to organize a limited liability company (the Company) pursuant to this Agreement to obtain a license to use such technology and to engage in the business of providing bumping services and licensing or sublicensing technology related to such services on the terms and conditions set forth in this Agreement.

  NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein, the parties agree as follows:

                              A G R E E M E N T


                                 ARTICLE I
                           ORGANIZATIONAL MATTERS

  1.1 Organization and Name. The Members hereby ratify the formation of the Company as a Delaware limited liability company pursuant to the provisions of the Act by the filing of the Certificate with the Delaware Secretary of State on February 8, 1996. The name of the Company is Flip Chip Technologies, L.L.C.

  1.2 Registered Agent and Office. The registered agent for the service of process and the registered office shall be that Person and location reflected in the Certificate as filed with the Delaware Secretary of State. The Management Committee may, from time to time, change the registered agent or office through appropriate filings with the Secretary of State.

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In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Management Committee shall promptly designate a replacement registered agent or file a notice of change of address as the case may be.

  1.3 Principal office. Unless otherwise designated by the Management Committee, the principal office of the Company shall be located at Company's manufacturing facility in Phoenix, Arizona.

  1.4  Business.  The business of the Company shall be:

       (a) To provide flip chip wafer bumping services including the sale of products related to such services.

       (b) To engage in the development and licensing of technology related to the bumping of wafers and individual dies subject to the terms of this Agreement.

       (c) To engage in any activities reasonably necessary or convenient to the foregoing.



                                  ARTICLES II
                                  MANAGEMENT

  2.1.  Executive Committee.

       (a) The Company shall be managed by its Members who shall act only through the Executive Committee and the Management Committee as provided in this Agreement. All of the executive and management power and authority of the Company shall reside with the Executive Committee, except to the extent that (i) the Executive Committee expressly delegates such authority to the Management Committee and such delegation of authority has not been subsequently revoked by the Executive Committee, (ii) this Agreement expressly delegates such authority to the Management Committee or the President, or (iii) as provided in Sections 2.10 or 2.11. Except as provided in Sections 3.9, 7.6 and 9.2, the Executive Committee shall be composed of two (2) Executive Representatives, one of which shall be appointed by DE and one of which shall be appointed by KS. Each Member may, without the approval or consent of the other Member and without any condition or restriction whatsoever, select, designate, appoint, remove and replace at any time the Executive Representative appointed by it. Such selection, designation, appointment, removal or replacement shall be effective upon receipt by the other Member of notice from the Member taking such action. No Person may serve as an Executive Representative who is not a director, officer or employee of the Member who appointed such Person.

       (b) Except as provided in Sections 3.9 and 7.6(b), action by the Executive Committee may be taken only with the written approval of both Executive Representatives.
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       (c)  Subject to Section 2.10, no Member shall have the authority to act for, or assume any obligation or responsibility on behalf of, the Company without the prior approval of the Executive Committee.
       (d) Subject to Section 2.10, the members of the Executive Committee shall be required to take such actions that are, in their judgment, reasonably necessary to implement a Conforming Budget including approval of contracts and loans that are commercially reasonable and in the best interests of the Company, except that, subject to Section 2.10, the following actions shall be subject to approval or disapproval by the Executive Committee without regard to the expenditures contemplated in a Conforming Budget:

            (i)  The location of the Company's manufacturing facilities.

            (ii) Approval of incentive compensation and bonus plans and arrangements for the Company's employees and base compensation and incentive compensation for the Company's President.

            (iii) Contracts requiring expenditures in excess of $1,000,000 with the exception of contracts to acquire technology to the extent delegated to the Management Committee pursuant to Section 2.3(a)(ix).

  The Executive Committee shall not act in a manner that would unreasonably impede or delay the implementation of a Conforming Budget.

  2.2. Management Committee.

       (a) To the extent expressly provided in this Agreement or to the extent delegated, in writing, by the Executive Committee, the Company shall be managed by a Management Committee which shall be composed of seven (7) members, except as provided in Sections 7.6 and 9.2. Except as provided in
Section 2.10, the members shall be appointed as follows: three of the members shall be appointed by DE (the "DE Officials") and three of the members shall be appointed by KS (the "KS Officials"). The seventh member shall be the individual who is serving as President of the Company at the time of action or meeting of the Management Committee. Except as provided in Section 2.10, at such times that the Company has no President, the Management Committee shall consist of the three (3) DE Officials and the three (3) KS Officials. Each DE Official shall be a director, officer or employee of DE, and each KS Official shall be a director, officer or employee of KS. Officials shall not otherwise be required to meet any special qualifications.

       (b) Each member of the Management Committee shall serve until (i) his or her successor is designated by the Member which appointed him or her, (ii) his or her earlier resignation or removal by the Member which appointed him or her or (iii) in the case of the President, until such individual ceases to be President. Any member of the Management Committee may resign at any time upon written notice to the Member which appointed him or her or, in the case of the President, by written notice to DE and KS. Each Member may, without the approval or consent of the other Member and without any condition or restriction whatsoever, select, designate, appoint, remove and replace at any time any one or all of its representatives on the Management Committee. Such selection, designation, appointment, removal or replacement shall be effective as among the Members upon receipt by the other Member of notice from the Member taking such action. Notice shall be effective if in writing, signed by the Member making such designation, appointment, removal or replacement and (i) delivered to the representatives of the other Member at the commencement of a meeting, or (ii) delivered by hand, facsimile or telex to the other Member at least two (2) days prior to a meeting.

       (c) Upon Transfer of all of a Member's Units, the transferee, if admitted as a Member in accordance with Article IX, shall succeed to the then remaining rights of the transferor under this Agreement.

  2.3.  Authority of the Management Committee.

       (a) The Management Committee shall have the authority and discretion to manage, and direct the management of, the business and affairs of the Company only to the extent expressly provided in this Agreement or to the extent delegated in writing by the Executive Committee to the Management Committee. Approval by or action taken by the Management Committee by written unanimous consent or by a simple majority vote at a meeting at which a quorum is present in accordance with this Agreement and within the scope of the authority of the Management Committee shall constitute approval or action by the Company and shall be binding on each Member. Subject to Section 2.10, the authority and responsibility of the Management Committee, subject to revocation by the Executive Committee, shall be as follows:

            (i) approval of the Company's Annual Budget for each Fiscal Year including, subject to Section 3(d), the amount and scope of the Company's capital expenditures and the amount of debt that the Company will incur during the Fiscal Year and the amount, if any, of the Additional Capital Contributions that the Company will need during the Fiscal Year;

            (ii) selection of the Company's accounting firm (which shall be a "Big Six" firm that is not then retained by DE or KS to audit either of their financial statements) to review or audit the Company's financial statements;

            (iii) approval of agreements by which the Company licenses others to use its technology, within parameters established by the Executive Committee;

            (iv) preparation of proposed compensation plans for officers and employees, subject to approval of the Executive Committee; provided, however that the compensation plan for the Operations Manager shall be as set forth in the Employee Services Agreement described in Section 2.3(c) for so long as that Person is provided to the Company pursuant to that Agreement;

            (v) determining whether the Company should take over the development of any "Technology Improvements" pursuant to Section 2.4(c) of the Technology Transfer Agreement described in Section 2.3(c) of this

Agreement or to take over the development of New Technology pursuant to
Section 2.4(d) of the Technology Transfer Agreement;

            (vi) determining whether to exercise any right of first refusal granted to the Company pursuant to Section 2.8 of the Technology Transfer Agreement;

            (vii) determining whether to submit any claim or dispute arising under an Ancillary Agreement to arbitration pursuant to the provisions of such agreements;

            (viii) deciding whether the Company should request DE to file patent applications for any technology pursuant to Section 21.1(b) of the Technology Transfer Agreement; and

            (ix) deciding whether to purchase or acquire technology, provided that the expenditure for such acquisition is authorized in an Annual Budget.

       (b) The Management Committee may delegate to the officers, other employees and agents of the Company the authority to conduct the business of the Company in the ordinary course in accordance with a policy of delegation which may be adopted and revised from time to time by the Management Committee; provided, however that no action or authority beyond the authority of the Management Committee shall be delegated to any officer, employee or agent until such approval has been obtained.

       (c) The Members or the Management Committee shall cause the Company to enter into a Technology Transfer Agreement in the form attached hereto as Exhibit B, the Support Services Agreement in the form attached hereto as Exhibit C, the Manufacturing Services Agreement in the form attached hereto as Exhibit D and the Employee Services Agreement in the form attached hereto as Exhibit E (each of the above agreements is sometimes referred to as an "Ancillary Agreement"). The Management Committee shall not enter into or authorize any other contracts except within the guidelines established by the Executive Committee.

       (d) Between June 1 and August 1 of each year, the Management Committee shall submit to the Executive Committee a budget (the "Annual Budget") for the subsequent Fiscal Year (the "Budget Year") which shall include a projected income statement, statement of cash flows and a balance sheet as of the end of such Fiscal Year. The Annual Budget shall be prepared on the assumption that the Company shall make the distributions authorized pursuant to Section 6.1 unless the Executive Committee instructs the Management Committee to prepare the Annual Budget on the basis of such other assumptions as the Executive Committee may specify. If the budget proposes the issuance of any additional Units, the budget shall include an estimate of the fair market value of a Unit as of the first day of the applicable Budget Year (the "Preliminary Valuation"), together with a summary of the computation used to determine such value. The budgeted capital expenditures for expansion of the Company's facilities and the budgeted capital expenditures for maintenance of the Company's existing facilities shall be separately itemized. Prior to the Fiscal Year beginning October 1, 1998, the sum of the debt (excluding current liabilities incurred in the ordinary course of business) and Capital Contributions of the Company as projected in each Annual Budget to be outstanding during a Fiscal Year shall not exceed the amount specified on Exhibit F with respect to such year. The Annual Budget for any Fiscal Year beginning prior to October 1, 2000, shall not propose Additional Capital Contributions which, if made entirely by one Member, could cause the other Member to become a Class B Member.

       (e) At the time the Management Committee submits an Annual Budget, it shall also submit a projected budget for an additional four Fiscal Years which shall contain financial information for each such Fiscal Year comparable to the financial information required in the Annual Budget.

  2.4.  Notice of Management Committee Meetings; Location;
        Waiver of Notice.

       (a) Regular meetings of the Management Committee shall be held at such times and places as may be fixed by the Management Committee, and may be held without further notice. Special meetings of the Management Committee may be called by any two members of the Management Committee. Notice of the time and place of a special meeting of the Management Committee shall be effective if delivered to each member of the Management Committee by hand, facsimile or telex at least two (2) business days prior to the time of such special meeting.

       (b) Notices of special meetings of the Management Committee shall identify the purpose of the special meeting and the business to be transacted at the special meeting. The Management Committee shall not take any action at a special meeting with respect to any matter unless the notice for such meeting states that one of the purposes of the meeting is to consider the taking of such action, unless such action is unanimously approved by all members of the Management Committee.

       (c) The Management Committee meetings shall be held at the headquarters of the Company, unless the Management Committee agrees otherwise. A member of the Management Committee shall have the right to participate in a meeting of the Management Committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear and speak to each other, and such participation in a meeting shall constitute presence in person at the meeting.

       (d) Whenever notice is required to be given under this Section 2.4, a written waiver of notice, signed by the person entitled to notice, whether before or after the time of the meeting, shall be deemed equivalent to notice. A person's attendance at a meeting shall constitute a waiver of notice of that meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

       (e) Minutes of the Management Committee meetings shall be taken, recorded and circulated to members of the Management Committee.

  2.5.  Quorum for Management Committee Meetings; Proxies; Written Actions.

       (a) Except as provided in Sections 3.9, 7.6, 9.2 and 2.10, at least one DE Official and one KS Official shall constitute a quorum for the transaction of business at a meeting of the Management Committee; provided, however, that if no quorum is present for two consecutive meetings called at least 14 days apart, and for which notice was provided in accordance with Section 2.4, then a third meeting may be called, noticed in accordance with Section 2.4, and held at which the quorum shall be any one member of the Management Committee. No business shall be conducted at a meeting of the Management Committee unless a quorum is then present at the meeting. The Management Committee shall choose one of its members to preside over meetings.

       (b) Each member of the Management Committee shall be entitled to one vote on each matter to come before the Committee. Any DE Official present at a meeting of the Management Committee shall be entitled to cast the votes of DE Officials absent from the meeting, and any KS Official present at a meeting shall be entitled to cast the votes of KS Officials absent from the meeting.

       (c) Any action required or permitted to be taken at any meeting of the Management Committee may be taken without a meeting if all members of the Management Committee consent thereto in writing and the writing or writings are filed with the minutes of the proceedings and meetings of the Management Committee.

       (d) Unless otherwise specifically provided in this Agreement, no member of the Management Committee shall be disqualified from acting on any matter because the Member that appointed such person is interested in the matter to be acted upon by the Management Committee.

  2.6 Committees of the Management Committee. The Management Committee may designate one or more Committees. Each Committee shall be composed of such number of members (who need not be members of the Management Committee) as the Management Committee may determine, but the KS Officials shall have the right to appoint one member to each Committee, and the DE Officials shall have the right to appoint one member to each Committee.
Any Committee, to the extent provided by the Management Committee, shall have and may exercise all of the power and authority delegated to it by the Management Committee, provided that such power and authority is within the scope of the Management Committee's authority. All of the procedural provisions of Sections 2.4 and 2.5 shall apply to Committees of the Management Committee, except that special meetings of a Committee may be called by any member of such Committee and the chairman of any Committee shall preside at meetings of such Committee. Action by a Committee shall require the unanimous approval of the members of such Committee.

  2.7.  Standard of Care.

       (a) Any member of the Management Committee, the Executive Committee or any member of any Committee in the performance of his or her duties, shall be fully protected in relying in good faith on information, opinions, reports or statements, including financial statements, books of account and other financial data, if prepared or presented by: (i) one or more officers or employees of the Company or other Members or members of the Management Committee; (ii) legal counsel, public accountants, or other persons holding themselves out as having professional or expert competence on the matters covered who have been selected with reasonable care by the Company; or (iii) a Committee of which he or she is not a member.

       (b) No member of the Management Committee or the Executive Committee and no member of any Committee shall be liable to the Company or any Member for monetary damages for breach of fiduciary duty in his or her capacity as such, except for liability (i) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (ii) for any transaction from which such member derived an improper personal benefit.

  2.8. Officers of the Company. (a) The officers of the Company shall consist of a President, an Operations Manager, a Chief Financial Officer and such other officers as the Executive Committee shall from time to time deem appropriate. The President shall recommend individuals to serve as officers of the Company, but the officers shall, subject to Section 2.10, be elected by the Executive Committee.

       (i) The President shall be the chief executive officer and chief operating officer of the Company. Subject to this Agreement and within guidelines established by the Management Committee and the Executive Committee, he or she shall have primary responsibility for the overall business and affairs of the Company including supervision of strategic planning, preparation of annual budgets and financial plans, general management of the activities contemplated by this Agreement including the manufacturing activities of the Company, coordinating the activities of the Company with KS and DE, the activities of the Company with DE pursuant to the Technology Transfer Agreement and the Manufacturing Services Agreement and the activities of the Company with KS pursuant to the Support Services Agreement, establishing product availability and prices for the Company's services and products, hiring additional management employees (excluding officers) contemplated by the Annual Budget approved in accordance with this Agreement and communication of information to the Management Committee. In addition, he or she shall have such other duties as are incidental to his or her office. Subject to Section 2.10, he or she shall perform such other duties as may from time to time be assigned to him or her by the Executive Committee and shall have such other powers as may be prescribed from time to time by the Executive Committee.

       (ii) Within guidelines established by the Executive Committee, other officers of the Company designated by the Management Committee shall perform such duties as from time to time shall be assigned by the President or the Management Committee and have such powers as may be prescribed from time to time by the Management Committee.

       (b) Subject to Section 2.10, from time to time the Executive Committee may establish, increase, reduce or otherwise modify responsibilities for the officers or may create or eliminate offices as the Executive Committee may consider appropriate. Any number of offices may be held by the same person, but no officer may take any action or execute any document on behalf of the Company in more than one capacity. Each officer shall hold office until his or her successor is appointed or until his or her earlier resignation or removal. Any officer may be removed at any time by the Executive Committee. Any officer may resign at any time upon written notice to the Company.

       (c) Each officer shall perform such duties as may be assigned to him or her from time to time by the Management Committee or any more senior officer.

       (d) Subject to Section 2.10, no officer or employee of the Company shall be authorized to enter into or incur any obligation or commitment on behalf of the Company except pursuant to policies adopted by the Executive Committee, as such policies may be amended from time to time by the Executive Committee.

  2.9.  Indemnification.  The Company shall, to the extent provided in this
Section 2.9, indemnify each person who is or was a member of the Management Committee, officer, employee, Executive Representative or agent of the Company, or of any other limited liability company, corporation, partnership, joint venture, trust or other entity or enterprise which he or she is serving or served in any capacity at the request of the Company, against any and all liability and reasonable expense that may be incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding (whether actual or threatened, brought by or in the right of the Company or such other limited liability company, corporation, partnership, joint venture, trust or other entity or enterprise or otherwise, civil, criminal, administrative, investigative, or in connection with an appeal relating thereto), in which he or she may become involved as a party or otherwise, by reason of his or her being or having been a member of the Management Committee, officer, employee, Executive Representative or agent of the Company or of such other limited liability company, corporation, partnership, joint venture, trust or other entity or enterprise, or by reason of any past or future action taken or not taken in his or her capacity as such member of the Management Committee, officer, employee, Executive Representative or agent, whether or not he or she continues to be such at the time such liability or expense is incurred, provided such Person acted in good faith, in what he or she reasonably believed to be the best interests of the Company or such other limited liability company, corporation, partnership, joint venture, trust or other entity or enterprise, as the case may be, and, in addition, in any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. As used in this Section 2.9, the terms "liability" and "expense" shall include, but shall not be limited to, attorneys' fees and disbursements and amounts of judgments, fines or penalties against, and amounts paid in settlement by, a member of the Management Committee, officer, employee, Executive Representative or agent. The termination of any claim, action, suit, or proceeding, civil or criminal, by judgment, settlement (whether with or without court approval) or conviction or upon a plea of guilty or of nolo contendere, or its equivalent, shall not create a presumption that a member of the Management Committee, officer, employee, Executive Representative or agent did not meet the standards of conduct set forth in the first sentence of this Section 2.9.

  Any member of the Management Committee or Executive Representative who has met the standards of conduct set forth in the first sentence of this
Section 2.9 shall be entitled to indemnification as of right with respect to any claim, action, suit, or proceeding of the character described herein. Except as provided in the immediately preceding sentence, any indemnification hereunder shall be made at the discretion of the Company but only if (a) the Management Committee, acting by a quorum consisting of members who are not parties to such claim, action, suit, or proceeding, shall find that the officer, employee, Executive Representative or agent seeking indemnification has met the standards of conduct set forth in the first sentence of this Section 2.9, or (b) independent legal counsel (who may be regular counsel of the Company) shall deliver to it their written opinion that such officer, employee or agent has met such standards.

  If several claims, issues, or matters of action are involved, any such Person may be entitled to indemnification as to some matters even though he or she is not so entitled as to others.

  The Company may advance expenses to, or where appropriate may at its expense undertake the defense of, any such Executive Representative, member of the Management Committee, officer, employee or agent if such Person agrees to repay such expenses if it is determined that he or she is not entitled to indemnification.

  The rights of indemnification provided hereunder shall be in addition to any rights to which any Person concerned may otherwise be entitled by contract or as a matter of law, and shall inure to the benefit of the heirs, executors and administrators of any such Person.

  If such Person is also entitled to indemnification from any other Person, the indemnification hereunder shall be primary and coordinated with the other indemnification of such Person.

  2.10. Additional Authority of the Management Committee; Selection of the Management Committee. If either DE or KS becomes a Class B Member, then, notwithstanding any other provision of this Agreement, except Section 2.11, all of the management and executive powers (other than the powers necessary to approve the actions set forth in Section 2.11) previously vested in the Executive Committee shall thereafter be vested in the Management Committee, and a quorum of the Management Committee shall thereafter consist of the members of the Management Committee who are entitled to cast a majority of the votes. In addition, the members of the Management Committee shall then be selected as follows:

       (a) If the Class B Member holds less than 37% of the Units but more than 23% of the Units, the Class B Member shall designate two members of the Management Committee, and the Class A Member shall be entitled to designate four members of the Management Committee, and the President shall serve as the seventh member of the Management Committee.

       (b) If the Class B Member holds not more than 23% but more than 10% of the Units, then the Class B Member shall be entitled to designate one member of the Management Committee, and the Class A Member shall be entitled to designate five members of the Management Committee, and the President shall serve as the seventh member of the Management Committee.

       (c) If the Class B Member holds 10% or less of the outstanding Units, then it shall cease to have any right to appoint any member of the Management Committee.

Members of the Management Committee shall be designated and removed as provided in Section 2.2, but a Member shall immediately remove one of the individuals it has appointed to the Management Committee at the time that the number of members it is entitled to appoint is reduced.

  2.11. Residual Authority. If a Member becomes a Class B Member but holds 10% or more of the outstanding Units, then the Management Committee may not, without the approval of the Executive Committee, approve, authorize or permit any of the following:

       (a) changing the nature of the Company's business as conducted at the time the Member became a Class B Member; or

       (b) entering into or amending any agreement or arrangement with any Member or an Affiliate of any Member.


                                ARTICLE III
                              CAPITALIZATION

  3.1. Initial Capital Contributions. DE shall make Initial Capital Contributions in the aggregate amount of $16,200,000 which shall be paid in installments in cash on or before the dates set forth on Exhibit A unless otherwise determined by the Executive Committee. KS shall make Initial Capital Contributions in the aggregate amount of $16,800,000 which shall be paid in installments in cash on or before the dates set forth on Exhibit A unless otherwise determined by the Executive Committee. The number of Units to be issued in exchange for such Capital Contributions is set forth on Exhibit A. A Member who fails to make an Initial Capital Contribution when due shall be liable to the Company for the amount of the delinquent Capital Contribution plus costs of collection and interest thereon at the prime rate as reported in the Wall Street Journal on the date such Initial Capital Contribution was due, plus five hundred (500) basis points.

  3.2. Determination of Additional Capital Contributions. If an Annual Budget provides that the Company will need Additional Capital Contributions during any Budget Year, then each Member shall have the right to purchase its pro-rata share (based on the ownership of Units at that time) of the

Units to be issued in exchange for such Additional Capital Contributions. Within seventy-five (75) days after the Annual Budget has been delivered to the Executive Committee, each Member will notify the other Member in writing of (a) the number of Units that such Member is willing to purchase or (b) the number of Units that the Member is tentatively willing to purchase subject to an appraisal of the Units as provided in Section 3.3 and subject to an adjustment in the number of Units to be purchased to the extent provided in Section 3.4. A Member that does not give notice within such period shall be deemed to have elected not to purchase any Units. If a Member elects not to purchase its pro-rata share of the Units, then the Management Committee may offer such Units to the other Member, cause the Company to incur additional debt or modify the proposed expenditures of the Company as the Management Committee deems appropriate.

  3.3. Appraisal. If a Member requests an appraisal, then an appraiser shall be selected within seven (7) days thereafter. The appraiser shall be the person that remains after the Members have stricken all but one of the names from the list of five qualified investment banking firms designated by the Company's accountants. The Members shall strike names on a rotating basis with KS making the first deletion. Each Member must make its deletion within 24 hours of notice of the deletion by the other Member.
The appraiser shall be instructed to determine the issue price of the Units based on the fair market value of the Company as of the first day of the Budget Year determined on a basis consistent with the following guidelines:

       (a) Each of the Units shall be of equal value and the issue price of each Unit shall be based on its proportionate share of the fair market value of the Company without discount for minority interest.

       (b) The Company shall be valued as a going concern based on the purchase price that would be paid by a willing buyer and a willing seller with neither being under a compulsion to buy or sell.

The appraiser shall be instructed to complete its appraisal within forty-five (45) days from the date it has been selected. The offering price per Unit as determined by the appraiser shall be final and binding on the Members absent fraud.

  3.4. Final Determination of Units To Be Purchased. If the number of Units that a Member elected to purchase was subject to an appraisal and the fair market value of the Units was within 15% of the Preliminary Valuation as determined by the Management Committee, then each Member shall be obligated to purchase the number of Units specified in its notice but the issue price of the Units shall be the fair market value as determined by the appraiser. If the fair market value of the Units as determined by the appraiser is not within 15% of the Preliminary Valuation determined by the Management Committee, then within sixty (60) days after the appraiser gives notice of its valuation, each Member shall give the other Member notice of the number of Units that it will purchase based on such valuation and a Member that does not give notice within such period shall be deemed to have elected not to purchase any Units.

  3.5. Payment of Additional Capital Contributions. Each Member will be liable for the number of Units that it has indicated in its notice it will purchase pursuant to Section 3.2 or Section 3.4. Additional Capital Contributions that a Member has agreed to make pursuant to this Section or
Section 3.4 will be due on the dates specified by the Management Committee upon not less than thirty (30) days' prior written notice. A Member who fails to make an Additional Capital Contribution when due shall be liable to the Company for the amount of the delinquent Additional Capital Contribution together with costs of collection and interest thereon at the prime rate as reported in the Wall Street Journal on the date such Additional Capital Contribution was due plus five hundred (500) basis points.

  3.6. Interest on Capital Contributions. Neither Member shall be paid interest on Capital Contributions to the Company.

  3.7. Return of Capital Contributions. No Member shall be entitled to the return of its Capital Contribution, except by way of distribution of assets upon dissolution and liquidation of the Company pursuant to the provisions of this Agreement.

  3.8. Withdrawal of Capital. No Member shall be entitled to withdraw any part of its capital account in the Company or to receive any distribution from the Company, except as specifically provided in this Agreement. No Member, upon any distribution to it contemplated hereby, shall be entitled to demand that such distribution be made in any form other than that determined by the Executive Committee.

  3.9. Delinquent Member. If a Member (the "Delinquent Member") fails to make an Initial Capital Contribution or an Additional Capital Contribution and such Capital Contribution plus interest thereon is not made within twenty (20) days after notice from the Member that has made its required Capital Contributions (the "Non-Delinquent Member"), then, until such Capital Contribution plus interest thereon and costs of collection as provided therein as specified in this Agreement have been paid in full:

       (i) The members of the Management Committee appointed by the Delinquent Member shall not be entitled to vote, and a quorum shall consist of the members of the Management Committee appointed by the Non-Delinquent Member.

       (ii) The member of the Executive Committee appointed by the Delinquent Member shall not be entitled to vote, and the member of the Executive Committee appointed by the Non-Delinquent Member shall have the exclusive authority to act on behalf of the Executive Committee.


                                  ARTICLE IV
                           ACCOUNTING AND REPORTS

  4.1. Books and Records and Capital Accounts. The Company shall maintain complete and accurate books and records reflecting the nature and extent of the assets, liabilities and contractual commitments of the Company and all receipts and disbursements of the Company. In addition, the Company shall maintain all other records necessary for documenting and recording the operations and affairs of the Company. The Company shall keep its books of account on an accrual basis and its fiscal year shall end on September 30th (the "Fiscal Year"). The books of the Company shall be kept at the principal office of the Company or at such other place as the Management Committee shall determine. Either Member or its duly authorized representative may, at its own expense, inspect the books of the Company at any time during ordinary business hours. The books shall be kept in accordance with generally accepted accounting principles consistently applied. At the end of each Fiscal Year of the Company, the books shall be examined by such independent public accountants of recognized national standing as may be selected by the Management Committee (the "Accountants"), at the Company's expense, and audited annual financial statements prepared in accordance with generally accepted accounting principles consistently applied showing the financial position of the Company at the end of such Fiscal Year, the results of its operations, and its cash flows, for such Fiscal Year, reported upon by the Company's Accountants, shall be sent to each Member when available. All questions of accounting policy shall be determined by the Management Committee.

  4.2. Valuation. Consistent with the Code and the Regulations, the initial value (set forth in the books of the Company) of property contributed to the Company as a Capital Contribution shall be the value of such property at the time of contribution as determined by the Executive Committee.

  4.3.  Allocations of Federal Income Tax Items.

       (a) Profits and Losses, including all items of taxable income, gain, loss and deduction for federal, foreign, state and local and other income tax purposes for each Fiscal Period of the Company shall be allocated among the Members in proportion to their Units except as otherwise provided in this Section 4.3.

       (b) In the event of the sale or other disposition of contributed property for which the adjusted basis in the hands of the Company for federal income tax purposes differs from the book value of the contributed property as set forth in the books of the Company, the gain or loss inherent in such property shall be allocated among the Members for federal income tax purposes in accordance with Section 704(c) of the Code (or in the case of any property, whether or not contributed, not expressly subject to Section 704(c) of the Code, in accordance with the "704(c) principles" set forth in Treas. Reg. Section 1.704-1(b)).

       (c) Tax depreciation, depletion and amortization attributable to contributed property whose adjusted basis in the hands of the Company for federal income tax purposes differs from the book value of the contributed property as set forth in the books of the Company shall be allocated among the Members for federal income tax purposes in accordance with Section 704(c) of the Code (or in the case of any property, whether or not contributed, not expressly subject to Section 704(c) of the Code, in accordance with the "704(c) principles" set forth in Treas. Reg. Section 1.704-1(b)).

       (d) Tax credits shall be allocated among the Members as provided in regulations promulgated under Sections 48 and 704(b) of the Code or any successor statute.

       (e) The Company shall prepare or cause to be prepared in accordance with the allocations described in this Section 4.3, a Schedule K-1 (or any similar successor or substitute form) and shall cause it to be delivered to each of the Members.

       (f)(i) If any fees or any interest payment that the Company pays to a Member (or to an Affiliate) and treats as deductible costs or expenses of the Company are disallowed as deductible costs or expenses of the Company for federal income tax purposes, and are instead treated as a Company distribution, the Member to which such payments have been made shall first be allocated an amount of ordinary gross income (and, if insufficient ordinary gross income, then capital gain) equal to the amount of such fees treated as a Company distribution for which deductions were disallowed.

          (ii) In the event of any other adjustment to the Company's items of income, gain, loss or deduction which results in a corresponding deemed contribution to capital by a Member or a corresponding deemed distribution to a Member, whether pursuant to section 482 of the Code or otherwise, the following allocations shall be made:

                (x) If the corresponding adjustment is a deemed distribution to a Member, such Member shall first be allocated an amount of ordinary gross income (and, if insufficient ordinary gross income, then capital gain) equal to the amount of such adjustment.

                (y) If the corresponding adjustment is a deemed contribution to capital by a Member the other Member shall first be allocated an amount of ordinary gross income (or if ordinary gross income is insufficient, then capital gain) equal to the amount of such adjustment.

          (iii) If in any year there is insufficient ordinary gross income and capital gain to provide the full allocation required in Sections 4.3(f)(i) and (ii), then the difference between the required amount and the amount allocated shall become a priority allocation pursuant to Section 4.3(f) for the succeeding year.

  4.4. Allocations and Distributions With Respect to Additional Units. If Units are transferred or if additional Units are issued during any Fiscal Year, Profits and Losses, or each item thereof, and all other items attributable to such Units for such Fiscal Year shall be allocated in accordance with Section 706(d) of the Code, using any conventions permitted by law and selected by the Executive Committee. All Distributions paid on or before the date of a Transfer shall be made to the transferor, and all Distributions paid thereafter shall be paid to the transferee. If a

Transfer does not comply with the provisions of Article IX hereof, then all of such items shall be allocated to the Person who attempted to make the Transfer.

  4.5. Tax Matters Member; Tax Elections. The Executive Committee shall designate the "Tax Matters Member," as referred to in Section 6231(a)(7)(A) of the Code, and, subject to the instructions of the Executive Committee, shall manage administrative tax proceedings conducted at the Company level by the Internal Revenue Service with respect to Company matters, unless and until the Executive Committee appoints a new Tax Matters Member.

  Approval of the Executive Committee is required for (i) all agreements and settlements proposed to be entered into with the Internal Revenue Service or any other governmental taxing authority as a result of an audit or examination of any Company tax return, and (ii) the extension of the statute of limitations for assessment of tax deficiencies against the Members with respect to adjustments to the Company's federal, foreign, state or local tax returns. Before making any tax election or adopting any tax accounting method for income tax purposes, the Tax Matters Member shall obtain the approval of the Executive Committee.

  4.6. Audits; Inspection of Books and Records. Either Member may, at its option and at its own expense, conduct internal audits of the books, records and accounts of the Company. The Company shall not be required to maintain any financial records for a period in excess of six years from the date of the making or receipt thereof unless either Member requests that they be maintained for a longer period, except for those records, if any, required to be kept for a longer period under applicable law.


                                  ARTICLE V
                                  PROPERTY

  5.1. Company Property. The Capital Contributions of the Members shall become Company property, and all assets acquired with Company funds, the proceeds of sale of such assets, or the proceeds of Company indebtedness shall be so reported in the accounts of the Company.

  5.2. Method of Holding Property. Property of the Company may be acquired, held and conveyed in the name of the Company or in the name of a Member as nominee for the Company or in the name of any other entity as agent or nominee for the Company or as security for any loan made to the Company by such entity, but shall be recorded as Company property in the accounts of the Company. All real, personal, tangible and intangible property owned by the Company shall be deemed owned by the Company as an entity and no Member, individually, shall have any ownership of such property.

  5.3. Bank Accounts. The Company shall establish and maintain such accounts in such financial institutions (including federal or state banks, trust companies, or savings and loan institutions) and in such amounts as the Management Committee or a properly authorized officer may deem necessary from time to time. Checks may be drawn on, and withdrawals of funds shall be made from, any such accounts for Company purposes and shall be signed or requested by any of the Company's duly authorized personnel.


                                ARTICLE VI
                     DISTRIBUTIONS AND COMPENSATION

  6.1. Distributions. Liquidating distributions shall be made in accordance with Article XI. Except as otherwise determined by the Executive Committee, non-liquidating distributions shall be determined and made as follows:

       (a) Within sixty (60) days after the close of each Fiscal Year, the Company will distribute to each Member an amount equal to forty percent (40%) of the taxable income of the Company allocated to such Member (the "Tax Distributions").

       (b) The Company shall not make distributions other than the Tax Distributions with respect to its Fiscal Years ending on or before September 30, 1998.

       (c) Within sixty (60) days after the close of each Fiscal Year subsequent to the Fiscal Year ending September 30, 1998, the Company will distribute to its Members an amount equal to the Company's Net Cash Flow.

Each of the non-liquidating distributions shall be made to the Members in proportion to their Units as of the date of each distribution.

  6.2. No Set-Off. Except as provided in Section 7.6 or as unanimously agreed by the Members, the Company shall not set off against any distribution by the Company any amounts owing by any Member to the Company or to any other Member. The Company shall make all distributions pursuant to Section 6.1 or Article XI without regard to any claims that the Company or any Member may have against any other Member.


                                 ARTICLE VII
                      RIGHTS AND OBLIGATIONS OF MEMBERS
                           AND THEIR AFFILIATES

  7.1. Members Not Agents. Except for the Member acting as the Tax Matters Member in accordance with Section 4.5, neither Member shall, without the prior approval of the Executive Committee, take any action on behalf of or in the name of the Company, or enter into any commitment or obligation binding upon the Company, except for actions expressly authorized by the terms of this Agreement. Neither the Company nor any Member of the Company may take any action which could impose any liability, contingent liability, obligation or commitment on a Member without such Member's prior written consent.

  7.2.  Restrictions on and Obligations of Members; Certain Actions.

       (a) Except as may be expressly agreed in writing, no Member shall use or possess Company property except for a Company purpose.

       (b) The Company shall, to the extent its funds and resources permit, take all actions permitted by this Agreement that are necessary to cause the Company to comply with all laws and regulations applicable to the operation of its business, and to cause the Company to fulfill all of its contractual obligations; provided, however, that the Members shall have no obligation to supply funds or resources to the Company for such purposes.

  7.3. Non-Competition. Each Member agrees that, during the period such Person is a Member of the Company and for a period of twenty-four (24) months thereafter, neither it nor any of its Affiliates will (i) engage in the business of providing contract flip chip wafer bumping services, (ii) offer consulting or other services to any entity engaged in such business or (iii) acquire a more than five percent (5%) equity interest in any entity engaged in such business or acquire an option or other right to purchase any such equity interest. Notwithstanding the restrictions of this Section, (a) KS and its Affiliates may sell equipment to third parties which is used to provide flip chip bumping services, and KS may provide services related to such sales, and (b) DE may engage in the activities permitted by the Technology Transfer Agreement, and DE's right to engage in such activities shall continue notwithstanding the termination or expiration of the Technology Transfer Agreement. This provision shall not be binding on the parties following the dissolution of the Company if such dissolution occurred by the mutual consent of the Members.

  7.4. Actions Against Other Member. Any Member shall be entitled to maintain, on its own behalf or on behalf of the Company, any action or proceeding against the other Member, the Parent or the Company (including, without limitation, any action for damages, specific performance, or declaratory or other equitable relief) for or by reason of breach by such party of this Agreement, notwithstanding the fact that any or all of the parties to such proceeding may then be Members in the Company, and without dissolving the Company as a limited liability company.

  7.5 Dissociation. A Person shall cease to be a Member upon the happening of any of the following events:

       (a) the withdrawal of a Member with the consent of the remaining Members; or

       (b)  a Member becoming a Bankrupt Member.

Assignees shall not be deemed to be Members for purposes of this Section
7.5.

  7.6 Rights of Dissociating Member. In the event any Member dissociates prior to the dissolution and winding up of the Company:

       (a) if the Dissociation causes a dissolution and winding up of the Company under Article XI, distributions to which the Member would have been entitled shall be reduced by the damages sustained by the Company as a result of the Dissolution and winding up;

       (b) if the Dissociation does not cause a dissolution and winding up of the Company under Article XI, the Member shall thereafter hold his Units as an Assignee. In that event, any members of the Management Committee appointed by the dissociated Member shall cease to be members of the Management Committee and the number of members of the Management Committee shall be correspondingly reduced. In addition, the Executive Representative appointed by the dissociated Member shall cease to be a member of the Executive Committee, and the Executive Committee shall be composed of the Executive Representative appointed by the remaining Member.

  7.7 Services to DE. The Members acknowledge that DE will be a customer of the Company. DE shall be treated on the same basis as any other customer of the Company except that (a) the amount charged to DE for the Company's products and services as determined at the time DE places an order for such services and products shall not exceed the lowest amount charged to other customers excluding customers whose orders for the Company's products or services exceed DE's orders (based on unit volume of comparable products), and (b) the Company agrees that each month it will reserve twenty percent (20%) of its manufacturing capacity for DE provided that (i) DE gives the Company at least one (1) year's prior notice that it intends to utilize such capacity and (ii) at least sixty (60) days' prior to the beginning of such month DE places an order for the Company's services and products.

  7.8 Obligations of Parent. Parent agrees it is jointly and severally liable with KS for all of KS's obligations and liabilities under this Agreement.


                               ARTICLE VIII
                            ADDITIONAL MEMBERS

  8.1. Admission of Additional Members.

       (a) No Person may be admitted as an additional Member without the unanimous consent of the existing Members. Assignees may be admitted as Substitute Members only as provided in Article IX.

       (b)  Upon the admission of an additional Member in accordance with
Section 8.1(a) above, the Members shall redetermine their interest in the Profits, Losses and distributions, and such changes shall be set forth in an amendment to this Agreement which shall be signed by all of the Members, including the newly admitted Members.

  8.2. Transfers. No Member shall make any Transfer of Units except in accordance with Article IX.

                             ARTICLE IX
                        TRANSFER OF UNITS

  9.1 General. Except as otherwise specifically provided herein, a Member or Assignee may not Transfer all or any part of such Person's Units. Any purported Transfer of Units or other rights not in compliance with this
Article IX or Section 13.1 shall be null and void.

  9.2  Assignee Not A Substitute Member in Absence of Unanimous Consent.

       (a) Except as provided in Section 13.1, any proposed Transfer of Units to a Person who is not a Member shall not be effective unless and until the other Member, in its sole and absolute discretion, by written consent, approves such Transfer and the transferee has complied with
Section 9.4.

       (b) Except as provided in Section 9.3, any transferee of Units shall be an Assignee and have no right to participate in the management of the business and affairs of the Company or to become a Substitute Member, unless the remaining Member, in its sole and absolute discretion, by written consent approves the admission of the transferee as a Substitute Member.

       (c) Upon the Transfer of all of a Member's Units which does not at the same time Transfer the balance of the rights associated with the Units (including, without limitation, the rights of the transferring Member to participate in the management of the business and affairs of the Company) to a Person who is not then a Member, the Company shall purchase from the transferring Member, and the transferring Member shall sell to the Company for a purchase price of $100.00, all remaining rights and interests retained by the transferring Member which immediately prior to such sale or gift were associated with the transferring Member, and the Management Committee and Executive Committee shall thereafter be selected as provided in Section 7.6.

       (d) Any Transfer of Units or admission of an Assignee as a Substitute Member in compliance with this Article IX shall be deemed effective as of the last day of the calendar month in which the Assignee or Substitute Member fully complies with Section 9.4.

  9.3.  Rights of First Refusal.

       (a) A Member may not sell its Units prior to March 1, 1999. At any time on or after March 1, 1999, any Member may sell all but not less than all of its Units (the "Selling Member") to a third party subject to the provisions of this Section. The Selling Member must first obtain from such third party a written offer (the "Offer") to purchase such Units (the "Offered Units") which shall specify the purchase price and provide that the purchase price will be paid in cash at the closing. If the Remaining Member is DE, an Offer may not be obtained from a Competitor of DE or any of its Affiliates. If the remaining Member is KS, an Offer may not be obtained from a Competitor of KS or any of its Affiliates. The Selling Member shall then give written notice (the "Sale Notice") to the other

Member (the "Remaining Member") that such Selling Member desires to sell all of its Units and enclosing a copy of the Offer.

       (b) The Remaining Member shall have the option, exercisable for a period of ninety (90) days after the Sale Notice, to purchase all, but not less than all, of the Offered Units at the price specified in the Offer.
If the option is exercised, the Selling Member and the Remaining Member shall complete the purchase and sale within ninety (90) days of the exercise of the option. The closing shall be held at the principal office of the Remaining Member at the time and date within such ninety (90) day period specified by the Remaining Member. At the closing, the purchase price shall be paid in cash, and the Selling Member shall deliver good title to the Units free and clear of all liens and encumbrances and execute such documents as the Remaining Member shall reasonably request to effectuate the sale.

       (c) In the event that the Remaining Member does not exercise its option, then the Selling Member may sell all, but not less than all, of the Offered Units provided that the sale is to the Person specified in the Offer and upon the terms and conditions set forth in the Offer and that the closing occurs within ninety (90) days after the option of the Remaining Member expires. In the event of a sale of all of the Selling Member"s Units, then, subject to the provisions of Section 9.4, the purchaser shall be admitted as a Substitute Member and shall have all of the rights and obligations held by the Selling Member immediately prior to the sale.

  9.4 Other Requirements for Effectiveness of Transfer. As a condition to recognizing the effectiveness of any proposed Transfer of Units or admission of an Assignee as a Substitute Member, the remaining Member may require the transferring Person and/or the proposed transferee, to execute such instruments of Transfer, assignment and assumption and such other documents, and to perform all such other acts which the remaining Member may deem necessary or desirable to:

       (a)  constitute such transferee as an Assignee or a Substitute
Member;

       (b) confirm that the Person desiring to acquire Units, or to be admitted as a Member, has accepted, assumed and agreed to be subject to and bound by all of the terms, obligations and conditions of this Agreement, as the same may have been further amended (whether such Person is to be admitted as a Substitute Member or will merely be an Assignee);

       (c) preserve, after the Transfer, the Company's status under the laws of each jurisdiction in which the Company is qualified, organized or does business;

       (d) maintain the Company's classification as a partnership for federal income tax purposes; and

       (e) assure compliance with any applicable state and federal laws including securities laws and regulations.

                              ARTICLE X
                   REPRESENTATIONS AND WARRANTIES

  10.1. Representations and Warranties of DE. DE represents and warrants to KS that:

       (a) DE is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and it has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and each Ancillary Agreement to which it is a party.

       (b) This Agreement has been duly authorized, executed and delivered by it and constitutes the valid and legally binding obligation of DE, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights of creditors generally and by general principles of equity.

       (c) Subject to the exceptions set forth in Section 7.4 of the Technology Transfer Agreement, the execution, delivery and performance by it of this Agreement and each Ancillary Agreement to which it is a party and the contemplated operations of the Company do not and will not (i) conflict with, result in a breach or default under, or result in the creation or imposition of any lien upon any of its properties or assets or in the forfeiture of any of its rights or assets under, the provisions of its charter or by-laws or any agreement or other instrument to which it is a party or by which it or any of its properties or assets is bound or (ii) violate any existing order, award, rule or regulation of any court, arbitrator or governmental body or any statute or rule of law applicable to it.

       (d) No consent, approval, authorization or other action of and no registration, designation, declaration, filing or qualification with any regulatory or governmental authority is required to be obtained or made by it in connection with the execution, delivery and performance by it of this Agreement or any Ancillary Agreement to which it is a party, except as otherwise specified in the Technology Transfer Agreement.

       (e) There are no actions, suits or proceedings pending or, to its knowledge, threatened against or affecting it in any court or before any governmental agency or arbitration board or tribunal which might adversely affect (i) its ability to perform its obligations under this Agreement or
(ii) the contemplated operations of the Company or an Ancillary Agreement to which it is a party.

  10.2. Representations and Warranties of KS and Parent. KS and Parent jointly and severally represent and warrant to DE that:

       (a) KS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and it has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and each Ancillary Agreement to which it is a party.

       (b) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Pennsylvania, and it has the corporate power and authority to execute, deliver and perform its obligations under this Agreement.

       (c) This Agreement has been duly authorized, executed and delivered by KS and Parent and constitutes the valid and legally binding obligation of KS and Parent, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights of creditors generally and by general principles of equity.

       (d) The execution, delivery and performance by KS and Parent of this Agreement and each Ancillary Agreement to which KS is a party and the contemplated operations of the Company do not and will not (i) conflict with, result in a breach or default under, or result in the creation or imposition of any lien upon any of the properties or assets of KS or Parent or in the forfeiture of any of the rights or assets under, the provisions of the charter or by-laws of KS or Parent or any agreement or other instrument to which KS or Parent is a party or by which KS or Parent or any of their properties or assets is bound or (ii) violate any existing order, award, rule or regulation of any court, arbitrator or governmental body or any statute or rule of law applicable to KS or Parent.

       (e) No consent, approval, authorization or other action of and no registration, designation, declaration, filing or qualification with any regulatory or governmental authority is required to be obtained or made by KS or Parent in connection with the execution, delivery and performance by them of this Agreement or an Ancillary Agreement to which either of them is a party.

       (f) There are no actions, suits or proceedings pending or, to their knowledge, threatened against or affecting KS or Parent in any court or before any governmental agency or arbitration board or tribunal which might adversely affect (i) the ability of either of them to perform its obligations under this Agreement or an Ancillary Agreement to which it is a party or (ii) the contemplated operations of the Company.


                              ARTICLE XI
                    DISSOLUTION OF THE COMPANY

  11.1. Dissolution. The Company shall be dissolved upon the first of the following to occur; (provided, however, the Company shall not terminate until the winding-up of affairs is complete):

       (a) The agreement of both Members to dissolve and terminate the Company;

       (b) The sale, abandonment or other disposition of all or substantially all of the assets of the Company;

       (c) The Dissociation of any Member unless the remaining Member elects to continue the business of the Company and gives written notice of such election to dissociated Member within sixty (60) days after the event which caused the Dissociation; or

       (d) The occurrence of any other event which under the Act mandates dissolution of the Company and is not waivable by agreement of the Members.

  11.2. Termination of the Company.

       (a) Upon the occurrence of any event set forth in Section 11.1 which causes the dissolution of the Company, to the fullest extent permitted by applicable law, the Management Committee and the President shall proceed to wind up and terminate the Company affairs with full power and authority to do all acts necessary and in accordance with the terms hereof.

       (b) Upon dissolution of the Company, a proper accounting shall be made of the Company's assets and liabilities and obligations from the date of the last previous accounting to the date of such dissolution, and the Company's business and affairs shall be liquidated in an orderly manner and such sales of properties of the Company as may be required for such purposes shall be made including, without limitation, the sale of any property which may not be susceptible to division upon distribution to the Members. Notwithstanding the foregoing, in the event the Executive Committee shall determine that an immediate sale of part or all of the Company's assets could cause undue loss to the Members, the Executive Committee may either defer liquidation (to the extent permitted by law) or withhold from distribution for a reasonable time, any assets of the Company or distribute assets in kind to the Members. Pursuant to the liquidation of the Company, payments shall be made of all expenses of liquidation (including, without limitation, any legal and accounting expenses incurred in connection therewith) and all debts of the Company, or adequate provision shall be made for the payment thereof. The remaining assets and properties of the Company shall be distributed to the Members, in cash or in kind, to the Members in proportion to their respective Capital Accounts.

       (c) For this purpose, the Capital Account of each Member shall be reduced by the fair market value of any asset distributed to it and, accordingly, the Company books shall be adjusted prior to the time of distribution to reflect such fair market value.

       (d) Until terminated by final distribution of all assets, the Company and the Members shall remain subject to this Agreement.

       (e) All distributions of Company property pursuant to the terms of this Agreement shall be subject to such liens, encumbrances, obligations, commitments, undertakings and/or restrictions as affect such property at the date of such distribution.

  11.3. Rights Not Affected. Upon termination of the Company pursuant to this Article XI, all of the rights and obligations of the Members under this Agreement shall terminate except as otherwise specifically provided herein; provided, however, that nothing contained in this Article XI shall be construed as a limitation upon, and no action or transaction in pursuance of this Article XI shall be deemed a satisfaction, waiver or discharge of, any rights, claim or causes of action of either Member against the other, whether for damages or other relief, arising out of or by virtue of breach of this Agreement, theretofore or thereafter committed, by the other Member except as and to the extent that such breach is taken into account in any computation or adjustment made pursuant to this Article
XI. It shall be a condition of any disposition of the books and records of the Company under this Articles XI that, notwithstanding the termination of the Company, each Member shall have access thereto at any time upon reasonable notice for the purpose of inspection and obtaining copies at its own expense.


                                ARTICLE XII
                                DEFINITIONS

  12.1. Definitions. For purposes of this Agreement, unless the context clearly indicates otherwise, the following terms shall have the following meanings:

  "Act" means the Delaware Limited Liability Company Act and all amendments to the Act.
  "Additional Capital Contribution" means a Capital Contribution made pursuant to Section 3.2 hereof.

  "Affiliate" means (a) any Person which, directly or indirectly, controls, is controlled by or is under common control with the specified person, (b) any person of which the specified person serves as an officer, partner or trustee or with respect to which the specified person served in a similar capacity, (c) any person of which a specified person is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities of the person, (d) any person that, directly or indirectly, is the beneficial owner of ten percent (10%) or more of any class of equity securities of the specified person, and (e) any relative or spouse of the specified person who makes his or her home with the specified person.

  "Agreement" means this Operating Agreement as amended from time to time.

  "Ancillary Agreement" has the meaning set forth in Section 2.3(c).

  "Annual Budget" has the meaning set forth in Section 2.3(d).

  "Assignee" means a Person that has Units who is not a Member.

  "Bankrupt Member" means a Member who: (i) has become the subject of a decree or order for relief under any bankruptcy, insolvency or similar law affecting creditors' rights now existing or hereafter in effect; or (ii) has initiated, either in an original proceeding or by way of answer in any state insolvency or receivership proceeding, an action for liquidation, arrangement, composition, readjustment, dissolution, or similar relief.

  "Budget Year" has the meaning set forth in Section 2.3(d).

  "Capital Account" means the amount of cash and fair market value of property (net of any liabilities secured by such contributed property that the Company is considered to assume or take subject to under Section 752 of the Code) that a Member or Assignee has contributed to the Company as Capital Contributions, adjusted as follows:

          (i) The Capital Account shall be increased by all Profits allocated to such Person pursuant to Section 4.3.

          (ii) The Capital Account shall be decreased by (a) the amount of cash and the fair market value of all property distributed to such Person by the Company (net of liabilities securing such distributed property that such Person is considered to assume or take subject to under Section 752 of the Code) and (b) all Losses allocated to such Person pursuant to Section 4.3.

          (iii) The Capital Account shall be credited in the case of an increase or debited in the case of a decrease to reflect such Person's allocable share of any adjustment to the adjusted basis of Company assets pursuant to Section 734(b) of the Code to the extent provided by Section
1.704 1(b)(2)(iv)(m) of the Regulations.

          (iv) The Capital Account shall be adjusted in any other manner required by Section 1.704 1(b)(2)(iv) of the Regulations or otherwise, in order to be deemed properly maintained for federal income tax purposes.

          (v)  Capital Accounts shall not bear interest.

          (vi) The transferee of Units shall succeed to the Capital Account attributable to the Units transferred.

  "Capital Contribution" means any contribution of property or services to the Company made by or on behalf of a Member or Assignee pursuant to
Article III hereof.

  "Certificate" means the Certification of Formation of the Company as properly adopted and amended from time to time by the Members and filed with the Office of the Secretary of State of Delaware.

  "Class A Member" means an Original Member that, together with its Affiliates, owns 37% or more of the outstanding Units at the time that a Member becomes a Class B Member.

  "Class B Member" means an Original Member that, together with its Affiliates, owns less than 37% of the outstanding Units.

  "Code" means the Internal Revenue Code of 1986, as amended from time to time.

  "Company" means the limited liability company organized pursuant to the Certificate and this Agreement, and any successor limited liability company.

  "Competitor of DE or any of its Affiliates" means a Person that (i) seeks to engage in any business activity in which DE or any of its Affiliates, as shown by its business plans, is, or is taking substantial steps to become, actively engaged in, or (ii) directly or indirectly holds at least a five
(5) percent ownership interest in another entity engaged in any such business activity.

  "Competitor of KS or any of its Affiliates" means a Person that (i) seeks to engage in any business activity in which DE or any of its Affiliates, as shown by its business plans, is, or is taking substantial steps to become, actively engaged in, or (ii) directly or indirectly holds at least a five
(5) percent ownership interest in another entity engaged in any such business activity.

  "Conforming Budget" means (i) an Annual Budget for a Fiscal Year ending on or before September 30, 1998, (ii) an Annual Budget that contemplates that the debt-to-equity ratio of the Company does not exceed 0.3:1 or (iii) an Annual Budget that the Executive Committee designates as a Conforming Budget.

  "DE" means Delco Electronics Corporation.

  "DE Officials" has the meaning set forth in Section 2.2(a).
  "Delinquent Member" has the meaning set forth in Section 3.9.

  "Dissociation" means any action which causes a Person to cease being a Member as described in Section 7.5.

  "Dissolution Event" means an event, the occurrence of which will result in the dissolution of the Company under Article XI.

  "Executive Committee" has the meaning set forth in Section 2.1.

  "Executive Representative" means the Person or Persons designated by a Member to represent it on the Executive Committee of the Company pursuant to Article II.

  "Fiscal Year" means the taxable year of the Company as defined in Section
4.1.

  "KS" means Kulicke & Soffa Holdings, Inc.

  "KS Officials" has the meaning set forth in Section 2.2(a).

  "Member" means any Person (i) who has signed this Agreement as a Member or who is hereafter admitted as a Member of the Company pursuant to this Agreement and (ii) who holds Units in the Company.

  "Net Cash Flow" means, with respect to any Fiscal Year of the Company, an amount equal to (a) the net income of the Company before income taxes as determined using generally accepted accounting principles plus the decrease in working capital minus (b) the sum of any increase in working capital and principal payments on debt.

  "Non-Delinquent Member" has the meaning set forth in Section 3.9.

  "Original Member" means either DE or KS or an Assignee of either of them that succeeds to the rights of either DE or KS pursuant to Section 2.2(c).

  "Parent" means Kulicke & Soffa Industries, Inc.

  "Person" means a natural person, trust, estate, partnership, limited liability company or any incorporated or unincorporated organization.

  "Profits" and "Losses" for any Fiscal Year means the net income or net loss of the Company for such Fiscal Year or fraction thereof, as determined for federal income tax purposes in accordance with the accounting method used by the Company for federal income tax purposes adjusted as follows:

          (i) Tax-exempt income as described in Section 705(a)(1)(B) of the Code realized by the Company during such Fiscal Year shall be taken into account as if it were taxable income;

          (ii) Expenditures of the Company described in Section
705(a)(2)(B) of the Code for such year, including items treated under
Section 1.704 1(b)(2)(iv) (i) of the Regulations as items described in
Section 705(a)(2)(B) of the Code, shall be taken into account as if they were deductible items;

          (iii) Items that are specially allocated under Section 7.3(f) shall not be taken into account;

          (iv) With respect to property (other than money) which has been contributed to the capital of the Company, Profit and Loss shall be computed in accordance with the provisions of Section 1.704 1(b)(2)(iv) (g) of the Regulations by computing depreciation, amortization, gain or loss upon the fair market value of such property on the books of the Company;

          (v) With respect to any property of the Company which has been revalued as required or permitted by the Regulations under Section 704(b) of the Code, Profit or Loss shall be determined based upon the fair market value of such property as determined in such revaluation;

          (vi) The difference between the adjusted basis for federal income tax purposes and the fair market value of any asset of the Company shall be treated as gain or loss from the disposition of such asset in the event (i) any new or existing Member acquires an additional interest in the Company in exchange for a contribution to capital of the Company; or (ii) such asset of the Company is distributed to a Member pursuant to Section 7.5 or as consideration for a reduction of such Member's interest in the Company or in liquidation of such interest as defined in Section 1.704-1(b)(2)(ii)(g) of the Regulations; and

          (vii) Interest paid on loans made to the Company by a Manager or Member and salaries, fees and other compensation paid to any Manager or Member shall be deducted in computing Profit and Loss.

  "Purchasing Member" means a Member that purchases Units pursuant to
Section 9.3.

  "Selling Member" means a Member that sells Units pursuant to Section 9.3.

  "Regulations" except where the context indicates otherwise, means the permanent, temporary or, if appropriate, proposed regulations of Department of the Treasury under the Code as such regulations may be changed from time to time.

  "Substitute Member" means an Assignee who has been admitted as a Member.

  "Transfer" means any transfer, sale, gift, assignment, pledge, granting of a security interest or other disposition, including any disposition by operation of law.

  "Unit" means an interest of a Member or Assignee in the Profits, Losses and Distributions of the Company as determined in accordance with this Agreement. Each Member shall be entitled to one Unit for each dollar contributed to the Company as a Capital Contribution.



                               ARTICLE XIII
                           GENERAL PROVISIONS


  13.1. Assignment. The duties imposed upon the Members by this Agreement shall be binding upon the successors and permitted assigns of any Member. Except for Transfers pursuant to Article IX of this Agreement, no Member shall assign any rights granted to it or delegate any duties imposed on it by this Agreement; provided, however, that (a) DE may, with prior notification to other Members, assign its rights or delegate its duties to General Motors Corporation ("GM") or a direct or indirect wholly-owned subsidiary of GM and (b) KS may, with prior notification to other Members, assign its rights or delegate its duties to Parent or a direct or indirect wholly-owned subsidiary of Parent.

  13.2. Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be given by personal delivery, by telegram, by United Stated registered or certified mail (postage prepaid return receipt requested), addressed as hereinafter provided or via telephonic facsimile transmission. Notice shall be sent and deemed given when (a) if personally delivered, then upon receipt by the receiving party or (b) if mailed, then three (3) days after being postmarked or (c) if delivered to a telegraph company office, then upon acknowledgement of receipt by the receiving party of the telegraph notice or (d) if sent via telephonic facsimile transmission upon confirmation of the transmission. All notices, requests and consents hereunder shall be addressed or directed as follows:

          (i)  If to DE:

               Delco Electronics Corporation
               Director of IC Delco
               One Corporate Center
               Mail Station 8129
               Kokomo, IN 46904-9005

               With a copy to:

               Delco Electronics Corporation
               General Counsel
               One Corporate Center
               Mail Station CT 10K
               Kokomo, IN 46904-9005

          (ii) If to KS:

               Kulicke & Soffa Holdings, Inc.
               c/o Corporation Trust Company
               1209 Orange Street
               Wilmington, DE 19801

          (iii) If to the Company, by giving notice to each Member

or to such other address or to such other Person as either Member or the Company shall have last designated by notice to the Company and the other Member.

  13.3. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall constitute one Agreement, notwithstanding that all of the Members are not signatories to the original or the same counterpart, or that signature pages from different counterparts are combined. The signature of any Member to any counterpart shall be deemed to be a signature to and may be appended to any other counterpart.

  13.4.  Governing Law; Construction.

       (a) This Agreement shall be construed and enforced in accordance with and governed by the internal, substantive laws of the State of Delaware and of the United States of America.

       (b) The headings of the Articles and Sections of this Agreement are inserted for convenience of reference only and shall not be deemed to constitute a part of this Agreement.

       (c) Unless otherwise specifically stated, references in this Agreement to Sections, Articles or Exhibits refer to the Sections, Articles and Exhibits of this Agreement.

       (d) Except for the members of the Management Committee and the Executive Committee (and any other Committee) as specified in Section 2.9 of this Agreement, and the other persons specified in Section 2.9 and who are intended third party beneficiaries of this Agreement, nothing in this Agreement is intended to or shall be construed to given any third Person any rights under this Agreement. No right to indemnification provided by this Agreement is intended to or shall be construed to limit any right to indemnification provided by law or any other Agreement.

          (e) If any provision of this Agreement shall be deemed or declared to be unenforceable, invalid or void, the same shall not impair any of the other provisions of this Agreement, which shall be enforced in accordance with their respective terms. The Members intend that each provision of this Agreement be enforced to the maximum extent permissible under applicable law and, should any provision of this Agreement be unenforceable because of its scope or the time period covered, the provision shall be deemed to be reduced and limited to enable the provision to be enforced to the maximum permissible extent under the laws and public policies applied in the jurisdiction in which enforcement is sought.

  13.5.  Further Assurances.

       (a) Each Member agrees, from time to time when and as requested by the Company, to make, execute, swear to, acknowledge, verify, deliver, file, record and publish any or all of the following:

               (i) All documents, certificates or other instruments (including, without limitation, fictitious name certificates and trade name certificates) which may be required to be filed by the Company under the laws of the State of Delaware or of any other state or jurisdiction in which the Company shall transact business;

               (ii) All documents, certificates or other instruments which may be required or reasonably considered advisable to continue the Company under any applicable law; and

               (iii) all documents, certificates or other instruments which may be required or reasonably considered advisable by the Company to be filed under the laws of the State of Delaware and of any other state or jurisdiction in which the Company shall do business in order to substitute a Member for a Member transferring its Units pursuant to this Agreement, or to admit additional, substituted or successor Members pursuant to this Agreement.

          (b) This Section 13.5 shall survive the delivery of an instrument of Transfer by any Member transferring the whole or any portion of or interest in its Units.

  13.6. Waiver of Right to Partition; No Right of Withdrawal. Each of the Members for itself and its respective legal representatives, successors and assigns, does irrevocably waive and release all rights currently held or hereafter acquired, at law or in equity or by provision of any statute or otherwise, to (A) obtain a partition of any asset of the Company, or any part thereof, or (B) subject the assets of the Company, or any part thereof, to the authority of any court of bankruptcy, insolvency, receivership or similar proceeding, and each does hereby irrevocably consent and agree that no Member will, at any time, commence or maintain any action (i) for a partition of any of such assets or (ii) to subject any of such assets to the authority of any such court except as permitted by this Agreement.

  13.7. Binding Effect; Amendment. This Agreement shall be binding upon and shall inure to the benefit of the Members and their respective legal representatives, successors and assigns, subject, however, to the provisions and exceptions herein contained and provided. The written agreement of both Members is required for any amendment to this Agreement.

  13.8. Technology Transfer. No changes may be made by the Company in the rules regarding the licensing or sublicensing of any technology which the Company acquired from DE except as provided in Section 2.2 of the Technology Transfer Agreement.

  13.9. Specific Performance. The rights and remedies of either of the Members hereunder shall not be mutually exclusive, i.e., the exercise of one or more of the provisions hereof shall not preclude the exercise of any other provisions hereof. The Members acknowledge that the failure of either Member to substantially perform its material obligations and covenants under this Agreement may result in a significant frustration of the respective business objectives of the Members under this Agreement and that remedies at law may be inadequate to protect the rights and interests of the other Member. Accordingly, the Members, in addition to the remedies provided in this Agreement and otherwise available under the law for the enforcement of this Agreement, expressly consent to an order for specific performance of such obligations and covenants of a Member or an order granting other substantially equivalent equitable remedies calculated to require performance of any such obligations or covenants, but nothing herein contained is intended to, nor shall it, limit or affect any rights at law or by statute or otherwise of any party aggrieved as against the other for a breach or threatened breach of any provision hereof.


                                 ARTICLE XIV
                      ALTERNATIVE DISPUTE RESOLUTION

 14.1. Negotiations. Any and all claims, disputes, controversies or differences arising between the Members out of or in relation to or in connection with this Agreement or any breach hereof shall in the first instance be attempted to be settled by good faith negotiations between a senior officer of each Member designated by such Member.

  14.2. Selection of Arbitrators. All disputes arising out of this Agreement which cannot be solved by amicable means pursuant to Section 14.1 shall be submitted to arbitration and finally settled under the Rules of the American Arbitration Association. Each Member shall nominate one arbitrator within thirty (30) days from the day notice was first given by the other Member of that Member's intention to have the matter submitted to arbitration together with his nomination of an arbitrator. Failing a nomination of an arbitrator by one or both of the Members within the time specified, the other Member may request the nomination of the second arbitrator by the American Arbitration Association, as the appointing authority, and the American Arbitration Association shall nominate a third arbitrator as chairman of the arbitration panel.

  14.3. Arbitrator Award. Any arbitration award shall be final and binding on the Members.

  14.4. Continuing Rights and Obligations. The Members agree that, until the terms of this Article XIV have been satisfied, neither Member shall initiate any legal action, except as provided for in Section 14.5, nor issue any notice of termination under this Agreement. The failure of the Members to agree or resolve a dispute will not be a breach of this Agreement and not in any way change the rights or obligations of the parties hereto. Pending settlement of any dispute or disagreement under this Article XIV, the Members shall proceed diligently to carry out their obligations under this Agreement.

  14.5. Injunctive Remedies. The foregoing provisions of this Article XIV shall not preclude the Members from applying for any preliminary or injunctive remedies available for any purpose and securing the subsequent enforcement of any arbitration award.

  IN WITNESS WHEREOF, the undersigned have hereunto executed this Agreement this 28th day of February, 1996.


DELCO ELECTRONICS CORPORATION

By:________________________________



KULICKE & SOFFA INDUSTRIES, INC.

By:________________________________



KULICKE & SOFFA HOLDING, INC.

By:________________________________

                                                                  Exhibit A

                         INITIAL CAPITAL CONTRIBUTIONS



                      K&S                   D&E

                                                               CUMULATIVE
                   CAPITAL                CAPITAL                CAPITAL
   DATE         CONTRIBUTION   UNITS   CONTRIBUTION   UNITS   CONTRIBUTIONS
-------------   ------------   -----   ------------   -----   -------------

March 1, 1996     $1,071,000     51      $1,029,000     49      $ 2,100,000

April 1, 1996     $2,040,000     51      $1,960,000     49      $ 6,100,000

July 1, 1996      $5,049,000     51      $4,851,000     49      $16,000,000

Oct. 1, 1996      $3,060,000     51      $2,940,000     49      $22,000,000

Jan. 1, 1997      $2,040,000     51      $1,960,000     49      $26,000,000

Jan. 1, 1998      $3,570,000     51      $3,430,000     49      $33,000,000